U.S. SECURITIES AND EXCHANGE COMMISSION
                         Washington, DC  20549

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                FORM 4

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

___    Check box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instruction 1(b)

1.  Name and Address of Reporting Person      Miller, Jr.
                                                Edgar William
                                              200 North Elm Street
                                              Greensboro, NC  27401

2.  Issuer Name and Ticker or Trading         Network Systems
Symbol                                        International, Inc.
                                              (NESI)

3.  IRS Number of Reporting Person, if
an Entity (Voluntary)

4.  Statement for Month/Year:                 December, 1997

5.  If Amendment, Date of Original            N/A

6.  Relationship of Reporting Person to       Director, Officer,
Issuer  (Check all applicable)                10% Owner

7.  Individual or Joint/Group Filing          _x__ Form filed by
(Check applicable line)                       one Reporting Person
                                              ___ Form filed by
                                              more than one
                                              Reporting Person.

Table I - Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned

1.  Title of Security                   Common Stock

2.  Transaction Date  (Month/Day/Year)  December 30, 1997

3. Transaction Code  (Instr. 8)         Code:  G
                                        V:

4.  Securities Acquired (A) or          Amt:          12,500
Disposed of (D)
                                        (A) or (D)    D
                                        Price:        $5.50

4.  Securities Acquired (A) or          Amt:          12,500
Disposed of (D)
                                        (A) or (D)    D
                                        Price:        $5.50

4.  Securities Acquired (A) or          Amt:          12,500
Disposed of (D)
                                        (A) or (D)    D
                                        Price:        $5.50

4.  Securities Acquired (A) or          Amt:          50
Disposed of (D)
                                        (A) or (D)    D
                                        Price:        $5.50

4.  Securities Acquired (A) or          Amt:          1,000
Disposed of (D)
                                        (A) or (D)    D
                                        Price:        $5.50

5.  Amount of Securities Beneficially   1,233,547
Owned at End of Month

6.  Ownership form:  Direct (D) or      1,232,297 (D)
Indirect (I)                                1,250 (I)

7.  Nature of Indirect Beneficial       1,250 shares held
Ownership:                              indirectly by Mr.
                                        Miller for his wife.


Table II - Derivative Securities Acquired, Disposed of, or
Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security                           N/A

2.  Conversion or Exercise Price of
Derivative Security

3.  Transaction Date (Month/Day/Year)

4.  Transaction Code                       Code:

                                           V:

5.  Number of Derivative Securities        (A)
Acquired (A) or Disposed of (D)
                                           (D)

6.  Date Exercisable and Expiration Date   Date
   (Month/Day/Year)                        Exercisable

                                           Expiration
                                           Date

7.  Title and Amount of Underlying         Title
Securities

                                           Amount
                                           or Number
                                           of Shares

8.  Price of Derivative Security:

9.  Number of Derivative Securities
Beneficially Owned at End of Month:

10.  Ownership Form of Derivative
Security:  Direct (D) or Indirect (I)

11.  Nature of Indirect Beneficial
Ownership



/s/ E. W. Miller, Jr.
Signature of Reporting Person


Date:   1/08/98